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                                                                      EXHIBIT 23

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the references to our firm under the captions "Selected Financial Information" and "Experts" in Amendment No. 1 to Form S-3 (No. 33-64177) and related Prospectus of Alco Standard Corporation to be dated December 1, 1995 and to the incorporation by reference therein of our report dated October 17, 1995 (except for the stock split described in Note 1, as to which the date is November 9, 1995), with respect to the consolidated financial statements and schedules of Alco Standard Corporation included in its Annual Report (Form 10-
K) for the year ended September 30, 1995, filed with the Securities and Exchange Commission.

                                          Ernst & Young LLP

Philadelphia, Pennsylvania

December 30, 1995